Sony Group Corporation S-8 POS

Exhibit 5.1

November 22, 2023

Sony Group Corporation

7-1, Konan 1-chome

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Sony Group Corporation, a corporation organized under the laws of Japan (“Sony”) in connection with the Registration Statement as defined below. Sony has requested our opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) which (i) was filed by it with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Act”) on November 14, 2022 and is to be amended by Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”); and which (ii) relates to an aggregate of 358,988 shares of its common stock of Sony (the “Shares”) which will be issued or disposed pursuant to the Restricted Stock Units Regulations (the “RSU Regulations”) and the notice of granting RSUs (the “Notice of Granting RSUs”) for the Second Series RSUs (the “RSUs”) of Sony to Executives and employees of Sony and its subsidiaries.

For the purposes of giving this opinion, we have examined, among other things, the following documents:

(a)	certified copies of the Commercial Register, the Articles of Incorporation, the Regulations of the Compensation Committee, the RSU Regulations and the Share Handling Regulations of Sony; and

(b)	form of the Notice of Granting RSUs.

We have also examined such certificates and corporate documents of Sony and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that, upon due authorization of all necessary corporate actions of Sony and when the necessary procedures pursuant to the Japanese Companies Act have been completed and the Shares are issued or disposed by Sony in accordance with such necessary corporate actions and procedures, the RSU Regulations and the Notice of Granting RSUs, the Shares will be validly issued or disposed, fully paid and non-assessable.

In rendering the foregoing opinions, we have relied (without having conducted any independent investigation with respect thereto) as to certain factual matters, upon the documents referred to in (a) and (b) above, and certificates of officers or any other authorized persons of Sony or public officials as to the correctness and conformity of the statements with the relevant facts thereof included, expressly or impliedly, therein.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) all natural person-signatories who have executed or delivered the RSU Regulations and other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times the sufficient legal capacity to take such actions; (vi) each of the RSU Regulations and other relevant documents is within the capacity and powers of and have been duly authorized by all the parties thereto (other than Sony); (vii) each of the RSU Regulations and other relevant documents has been duly executed and delivered by all the parties thereto (other than Sony); (viii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, any of the RSU Regulations and other relevant documents; and (ix) the RSU Regulations and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) through (ix) above.

The foregoing opinions are qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties (other than those expressly provided herein), or other information contained in the documents referred to in (a) and (b) above or in any other document examined in connection with this opinion letter except as expressly confirmed herein.

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof.

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan.

(iv)	The opinions expressed above are subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally.

(v)	The opinions expressed above are subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine.

(vi)	The above opinions do not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have affirmatively opined on such matters in the opinions above).

(vii)	In the opinions herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions.

(viii)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion.

We consent to the inclusion of this opinion as part of the Registration Statement and to reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,
/s/ Nagashima Ohno & Tsunematsu

(MI)